UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                VIXEL CORPORATION
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   928552 10 8
                    -----------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
                    -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]    Rule 13d-1(b)

         [ ]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP No.  928552 10 8                                                                           Page 2 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Menlo Ventures VI, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power            1,453,216
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                -0-
Person With
                                                              (7)      Sole Dispositive Power       1,453,216

                                                              (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,453,216
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                 Page 2 of 15 pages




CUSIP No.   928552 10 8                                                                          Page 3 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Menlo Entrepreneurs Fund VI, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)

                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power               21,827
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                -0-
Person With
                                                              (7)      Sole Dispositive Power          21,827

                                                              (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  21,827
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  .1%

-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 3 of 15 pages




CUSIP No.   928552 10 8                                                                          Page 4 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         MV Management VI, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power            1,475,043
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                -0-
Person With
                                                              (7)      Sole Dispositive Power       1,475,043

                                                              (8)      Shared Dispositive Power           -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 4 of 15 pages



CUSIP No.   928552 10 8                                                                          Page 5 of 15 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         H. DuBose Montgomery
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 5 of 15 pages




CUSIP No.   928552 10 8                                                                           Page 6 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Thomas H. Bredt
----------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 6 of 15 pages


CUSIP No.   928552 10 8                                                                          Page 7 of 15 Pages

-------------------------------------------------------------------------------------------------------------------

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Douglas C. Carlisle
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 7 of 15 pages


CUSIP No.   928552 10 8                                                                          Page 8 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         John W. Jarve
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 8 of 15 pages


CUSIP No.   928552 10 8                                                                          Page 9 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Michael D. Laufer
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 9 of 15 pages


CUSIP No.   928552 10 8                                                                         Page 10 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Sonja L. Hoel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%

-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 10 of 15 pages


CUSIP No.   928552 10 8                                                                         Page 11 of 15 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Mark A. Siegel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                         (a)
                                                                                               (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                  -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power          1,475,043
Person With
                                                              (7)      Sole Dispositive Power             -0-

                                                              (8)      Shared Dispositive Power     1,475,043

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,475,043
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  6.4%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 11 of 15 pages

Item 1.

(a)      Name of Issuer:  Vixel Corporation ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  11911 Northcreek Parkway South
                  Bothell, Washington 98011

Item 2.

(a)      Name of Person Filing:

         Menlo Ventures VI, L.P. ("MV VI")
         Menlo Entrepreneurs Fund VI, L.P. ("MEF VI")
         MV Management VI, L.P. ("MVM VI")
         H. DuBose Montgomery ("HDM")
         Thomas H. Bredt ("THB")
         Douglas C. Carlisle ("DCC")
         John W. Jarve ("JWJ")
         Michael D. Laufer ("MDL")
         Sonja L. Hoel ("SLH")
         Mark A. Siegel ("MAS")

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 4, Suite 100
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:

         Entities:                  MV VI            -        Delaware
                                    MEF VI           -        Delaware
                                    MVM VI           -        Delaware

         Individuals:               HDM              -        United States
                                    THB              -        United States
                                    DCC              -        United States
                                    JWJ              -        United States
                                    MDL              -        United States
                                    SLH              -        United States
                                    MAS              -        United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:   928552 10 8

Item 3.  Not applicable.

                                                Page 12 of 15 pages

Item 4.        Ownership.

------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------
                      MV VI    MEF VI    MVM VI      HDM        THB        DCC       JWJ       MDL       SLH       MAS
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------
(a)     Beneficial  1,453,216   21,827  1,475,043 1,475,043  1,475,043  1,475,043 1,475,043 1,475,043 1,475,043 1,475,043
        Ownership
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

(b)     Percentage     6.3%      .1%      6.4%       6.4%      6.4%       6.4%       6.4%      6.4%      6.4%      6.4%
        of Class
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

(c)     Sole        1,453,216   21,827  1,475,043    -0-        -0-        -0-       -0-       -0-                 -0-
        Voting
        Power
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

        Shared         -0-       -0-       -0-    1,475,043  1,475,043  1,475,043 1,475,043 1,475,043 1,475,043 1,475,043
        Voting
        Power
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

        Sole        1,453,216   21,827  1,475,043    -0-        -0-        -0-       -0-       -0-                 -0-
        Dispositive
        Power
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

        Shared         -0-       -0-       -0-    1,475,043  1,475,043  1,475,043 1,475,043 1,475,043 1,475,043 1,475,043
        Dispositive
        Power
------- ----------- --------- -------- ---------- --------- ---------- ---------- --------- --------- --------- ----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

                                                          Page 13 of 15 pages

Item 10. Certification

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

Date:    December 31, 1999

MENLO VENTURES VI, L.P.                       MV MANAGEMENT VI, L.P.

By:      MV Management VI, L.P.
         its general partner

By:      /s/ H. DuBose Montgomery             By:      /s/ H. DuBose Montgomery
   --------------------------------              -------------------------------
                                                       Managing Member

MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.
         its general partner


By:      /s/ H. DuBose Montgomery
   --------------------------------              -------------------------------
         Managing Member


         /s/ H. DuBose Montgomery                      /s/ John W. Jarve
   --------------------------------              -------------------------------
         H. DuBose Montgomery                          John W. Jarve


         /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
   --------------------------------              -------------------------------
         Thomas H. Bredt                               Michael D. Laufer


         /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
   --------------------------------              -------------------------------
         Douglas C. Carlisle                          Sonja L. Hoel


         /s/ Mark A. Siegel
   --------------------------------
         Mark A. Siegel

                              Page 14 of 15 pages

EXHIBITS

A:       Joint Filing Statement

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    December 31, 1999

MENLO VENTURES VI, L.P.                       MV MANAGEMENT VI, L.P.

By:      MV Management VI, L.P.
         its general partner

By:      /s/ H. DuBose Montgomery             By:      /s/ H. DuBose Montgomery
   --------------------------------              -------------------------------
                                                       Managing Member

MENLO ENTREPRENEURS FUND VI, L.P.

By:      MV Management VI, L.P.
         its general partner


By:      /s/ H. DuBose Montgomery
   --------------------------------              -------------------------------
         Managing Member


         /s/ H. DuBose Montgomery                      /s/ John W. Jarve
   --------------------------------              -------------------------------
         H. DuBose Montgomery                          John W. Jarve


         /s/ Thomas H. Bredt                           /s/ Michael D. Laufer
   --------------------------------              -------------------------------
         Thomas H. Bredt                               Michael D. Laufer


         /s/ Douglas C. Carlisle                       /s/ Sonja L. Hoel
   --------------------------------              -------------------------------
         Douglas C. Carlisle                          Sonja L. Hoel


         /s/ Mark A. Siegel
   --------------------------------
         Mark A. Siegel

                               Page 15 of 15 pages